Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the LCA-Vision Inc. 2006 Stock Incentive Plan of our reports dated March 1, 2006, with respect to the consolidated financial statements and schedule of LCA-Vision Inc., LCA-Vision Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of LCA-Vision Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.
ERNST & YOUNG LLP
Cincinnati, Ohio
June 26, 2006